Exhibit 99.1

Revlon Reports Second Quarter 2009 Results

Continues to Focus on Building its Strong Brands

Key Innovative New Products Performing Well

U.S. Mass Color Cosmetics Category Growth Rate Slowed; Retailers Reduced Inventory Levels

Previously-Announced Organizational Restructuring Will Deliver Significant Cost Reductions

NEW YORK--(BUSINESS WIRE)--July 30, 2009--Revlon, Inc. (NYSE: REV) today announced results for the second quarter ended June 30, 2009. Second quarter 2009 results compared to second quarter 2008:

  Net sales of $321.8 million compared to $366.5 million, a decrease of 12.2%. Excluding unfavorable foreign currency fluctuations of $16.7 million, second quarter of 2009 net sales declined 7.6%.
  Operating income of $26.6 million, which included $18.3 million of charges related primarily to restructuring actions announced on May 28, 2009, compared to $59.2 million.
  Net income of $0.2 million, or nil per diluted share1, which included $18.3 million or $0.36 per diluted share of restructuring charges, compared to $19.9 million, or $0.39 per diluted share.
  Adjusted EBITDA2 of $43.0 million, which included $18.3 million of restructuring charges, compared to $81.3 million.
  Negative free cash flow3 of $3.0 million compared to positive free cash flow of $7.4 million.
  Second quarter 2008 operating income, net income, and Adjusted EBITDA included a net gain of $5.9 million, $4.9 million, and $6.0 million, respectively, related to the sale of a facility in Mexico. Second quarter 2008 free cash flow included installment payments of $2.7 million, also related to the sale of the facility in Mexico.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “We continue to focus on building our strong brands and are pleased with the performance of our key innovative new product launches, which we supported with appropriate levels of advertising and promotion. In the second quarter of 2009, while the mass color cosmetics category in the U.S., according to ACNielsen, continued to grow, the rate of growth slowed and certain retailers reduced inventory levels versus the year-ago period. These factors, along with the unfavorable effect of foreign currency fluctuations, impacted our second quarter results.”

Mr. Ennis continued, “As part of our business strategy to improve our operating margins and cash flow, on May 28, 2009, we announced an organizational restructuring to reflect the more efficient workflows and processes that we have implemented over the past two years. The organizational restructuring, which has been fully implemented, is reducing our annualized costs by $30 million, of which $15 million will benefit our results in the second half of 2009. This action represented an important, necessary, and logical next step forward for Revlon and is enabling us to become a stronger, more financially sound organization, while continuing to invest in our people and our brands.”

Mr. Ennis concluded, “We are continuing to execute our established business strategy, which has resulted in our improved financial performance over the past two years and which will, we believe, over time, generate profitable net sales growth and sustainable positive free cash flow.”

Second Quarter 2009 Results

Net sales in the second quarter of 2009 were $321.8 million, compared to $366.5 million in the second quarter of 2008, a decrease of 12.2%. Excluding unfavorable foreign currency fluctuations of $16.7 million, net sales decreased by 7.6%. The decline in net sales was driven by lower net sales of Revlon and Almay color cosmetics, and Revlon Beauty Tools, partially offset by higher net sales of Revlon ColorSilk hair color.

In the United States, net sales in the second quarter of 2009 were $186.2 million, a decrease of $30.2 million, or 14.0%, compared to $216.4 million in the same period last year, driven primarily by lower net sales of Revlon and Almay color cosmetics.

In the Company’s international operations, net sales in the second quarter of 2009 were $135.6 million, a decrease of $14.5 million or 9.7%, compared to $150.1 million in the same period last year. Excluding unfavorable foreign currency fluctuations of $16.7 million, net sales increased 1.5% driven by higher net sales in the Latin America and Asia Pacific regions, partially offset by lower net sales in the Europe region.

Operating income in the second quarter of 2009 was $26.6 million, which included $18.3 million of charges related primarily to restructuring actions announced on May 28, 2009, compared to $59.2 million in the same period last year. Adjusted EBITDA in the second quarter of 2009 was $43.0 million, which included $18.3 million of restructuring charges, compared to $81.3 million in the same period last year. Second quarter 2009 operating income and Adjusted EBITDA included pension expense of $5.7 million compared to $1.8 million in the second quarter of 2008. Second quarter 2008 operating income and Adjusted EBITDA included a net gain of $5.9 million and $6.0 million, respectively, related to the sale of a facility in Mexico.

Net income in the second quarter of 2009 was $0.2 million, or nil per diluted share, which included $18.3 million or $0.36 per diluted share of restructuring charges, compared to $19.9 million, or $0.39 per diluted share, in the same period last year. Net income in the second quarter of 2009 was also impacted by higher foreign currency losses of $3.3 million and higher pension expense of $3.9 million, offset by lower taxes of $8.8 million and lower interest expense of $6.7 million. Second quarter 2008 net income included a net gain of $4.9 million related to the sale of a facility in Mexico.

Negative free cash flow in the second quarter of 2009 was $3.0 million compared to positive free cash flow of $7.4 million in the same period last year. Second quarter 2008 free cash flow included installment payments of $2.7 million related to the sale of the facility in Mexico.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income and in the case of free cash flow to net cash provided by operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Six Months Results

Net sales in the first six months of 2009 decreased 7.8% to $625.1 million, compared to net sales of $678.2 million in the first six months of 2008. Excluding unfavorable foreign currency fluctuations of $37.0 million, net sales decreased by 2.4%.

In the United States, net sales in the first six months of 2009 decreased 4.2% to $377.2 million, compared to net sales of $393.6 million in the first six months of 2008; while in the Company’s international operations, net sales in the first six months of 2009 decreased 12.9% to $247.9 million, compared to net sales of $284.6 million in the first six months of 2008. Excluding the unfavorable impact of foreign currency fluctuations of $37.0 million, net sales in international operations in the first six months of 2009 were essentially unchanged compared to the same period last year.

Operating income was $58.2 million in the first six months of 2009, which included $18.8 million of restructuring charges, compared to $91.2 million in the first six months of 2008. Net income in the first six months of 2009 was $12.9 million, or $0.25 per fully diluted share, which included $18.8 million or $0.36 per diluted share of restructuring charges, compared to $17.4 million or $0.34 per share in the first six months of 2008. Adjusted EBITDA was $92.1 million in the first six months of 2009, which included $18.8 million of restructuring charges, compared to $138.8 million in the same period last year. Free cash flow in the first six months of 2009 was $14.5 million compared to $22.0 million in the same period last year. Operating income, net income and Adjusted EBITDA in the first six months of 2008 included a net gain of $5.7 million, $4.9 million and $5.9 million, respectively, related to the sale of a facility in Mexico. Free cash flow in the first six months of 2008 included installment payments of $2.7 million, also related to the sale of the facility in Mexico. Operating income, net income, Adjusted EBITDA and free cash flow in the first six months of 2008 also included a net gain of $5.9 million related to the sale of a non-core trademark.

Organizational Restructuring

On May 28, 2009, the Company announced a worldwide organizational restructuring, rightsizing the organization to reflect the more efficient workflows and processes that have been implemented over the last two years. The primary components of the organizational restructuring, which have been fully implemented, involved consolidating certain functions; reducing layers of management to increase accountability and effectiveness; streamlining support functions to reflect the new organizational structure; and further consolidating the Company’s office facilities in New Jersey. The organizational restructuring resulted in the elimination of approximately 400 positions worldwide, including approximately 325 current employees and approximately 75 open positions.

Annualized cost reductions from this organizational restructuring are expected to be approximately $30 million, of which approximately $15 million will benefit second half 2009 results. Restructuring and related charges are expected to be approximately $21 million comprised of $18.3 million of employee-related costs, including severance and other termination benefits, which was recognized in the second quarter of 2009, and approximately $3 million related to the consolidation of the Company’s office facilities in New Jersey, which will be recognized in the third quarter of 2009.

U.S. Mass Retail Share Results (ACNielsen)4

U.S. mass retail dollar share results, according to ACNielsen, for Revlon and Almay color cosmetics, Revlon ColorSilk hair color, Mitchum anti-perspirant deodorant, and Revlon Beauty Tools for the second quarter are summarized in the table below:

	$ Share %
			Point
Second Quarter 2009	Q2 2009	Q2 2008	Change

Revlon Color Cosmetics	12.5	13.0	-0.5

Almay	5.3	5.7	-0.4

Revlon ColorSilk Hair Color	9.5	7.9	+1.6

Mitchum Anti-Perspirant Deodorant	4.5	5.1	-0.6

Revlon Beauty Tools	20.2	17.8	+2.4

Below is a commentary on aspects of dollar volume and dollar share of certain brands, and product ranking, based on ACNielsen data (unless otherwise noted, second quarter 2009 volume and/or share growth is compared to the same period in 2008):

Color Cosmetics

U.S. mass color cosmetics category dollar volume growth rate slowed sequentially to 1.1% in the second quarter of 2009, compared to a growth rate of 3.3% in the first quarter of 2009.

Revlon Color Cosmetics

Revlon color cosmetics dollar volume declined 2.6% in the second quarter of 2009 resulting in a dollar share decline of 0.5 percentage points. This follows a first quarter 2009 dollar share gain of 0.8 percentage points, and resulted in Revlon dollar share in the first half 2009 increasing 0.1 percentage points compared to the same period last year.

  In the face segment, Revlon dollar volume declined 9.0%. Positive performance by Age Defying Spa foundation and Age Defying Spa Concealer, both of which are first half 2009 launches, and ColorStay Mineral Mousse makeup, introduced for second half 2009, were offset by cycling the successful first half 2008 launches of Custom Creations foundation and ColorStay Mineral powder foundation, both of which were ACNielsen Top 10 new products in the year-ago period.
  Revlon continues to hold the #1 position in the lip segment with a 22.3% dollar share. In the lip segment, Revlon color cosmetics dollar volume grew 1.9% driven by the strong performance of ColorStay Ultimate liquid lipstick which, while still early in its launch cycle, has gained a 1.9% dollar share and is already in the ACNielsen Top 10 new products. The continued positive performance by Revlon Crème Gloss and Revlon Matte lipstick, both first half 2009 launches, also added to Revlon’s positive lip segment results.
  In the nail segment, Revlon core nail franchise dollar volume grew by 28.9%, driven by new shade introductions and effective brand advertising.
  In the eye segment, Revlon dollar volume declined 2.8%. Positive performance by DoubleTwist mascara, still early in its launch cycle, continued strength in ColorStay pencil and liquid eye liners and brow products, as well as Matte Luxurious Color Kohl eye liner, was offset by declines in eye shadow and other mascara.

Almay

Almay dollar volume decreased 6.5% in the second quarter of 2009. Declines from products launched in prior years and from discontinued lines were not fully offset by gains from new product introductions, including Smart Shade Smart Balance makeup and Pure Blends. The Bright Eyes Collection continued to perform well in the eye segment and Almay maintains its leadership in the eye makeup remover segment.

Revlon ColorSilk Hair Color

In the second quarter of 2009, dollar volume in the women’s hair color category declined by 5.2%, while Revlon ColorSilk hair color grew by 14.4%, resulting in a share gain of 1.6 points. More units of Revlon ColorSilk hair color continue to be purchased in the U.S. market than any other brand.

Mitchum Anti-Perspirant Deodorant

In the second quarter of 2009, dollar volume in the anti-perspirants/deodorants category grew by 0.9%, while Mitchum declined 10.7%.

Revlon Beauty Tools

In the second quarter of 2009, dollar volume in the beauty tools category declined 20.2%, as the category cycled the launch of a non-traditional pedicure tool in 2008. Revlon Beauty Tools declined by 9.5% and gained 2.4 share points, taking dollar share to 20.2%. Revlon continues to hold the #1 position in the beauty tools category. Pedi-EXPERT, launched for first half 2009, is ranked #1 in the ACNielsen Top 60 New Beauty Tools through June 2009.

Company Strategy

The Company continues to execute its established business strategy: (i) building and leveraging its strong brands; (ii) improving the execution of its strategies and plans, and providing for continued improvement in its organizational capability through enabling and developing its employees; (iii) continuing to strengthen its international business; (iv) improving its operating profit margins and cash flow; and (v) improving its capital structure.

Second Quarter 2009 Results and Conference Call

The Company will host a conference call with members of the investment community on July 30, 2009 at 9:30 A.M. EDT to discuss Second Quarter 2009 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and beauty care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Footnotes to Press Release

1 In September 2008, Revlon, Inc. effected a 1-for-10 reverse stock split of its Class A and Class B common stock (the “Reverse Stock Split”) pursuant to which each ten (10) shares of Revlon, Inc.’s Class A and Class B common stock issued and outstanding immediately prior to 11:59 p.m. on September 15, 2008 were automatically combined into one (1) share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares. Net income/(loss) per share amounts and all other share amounts have been retroactively restated to reflect the impact of Revlon, Inc.’s Reverse Stock Split.

2 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the repurchase of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the repurchase of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

3 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow to evaluate its business and financial performance and overall liquidity and in strategic planning. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

4 All share, dollar volume and product ranking data is based on U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige stores, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other distribution outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and is therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations, focus and/or plans regarding:

(i) our future financial performance, including our expectations that the organizational restructuring, which has been fully implemented, is reducing our annualized costs by $30 million, of which approximately $15 million will benefit the second half of 2009 results and that this action is enabling us to become a stronger, more financially sound organization, while continuing to invest in our people and our brands; (ii) our belief that executing our established business strategy will, over time, generate profitable net sales growth and sustainable positive free cash flow; (iii) our expectations regarding the amount and timing of the charges in connection with the May, 2009 organizational restructuring, including that restructuring and related charges are expected to be approximately $21 million, comprised of $18.3 million of employee-related costs, including severance and other termination benefits, which was recognized in the second quarter of 2009, and approximately $3 million related to the consolidation of our office facilities in New Jersey, which will be recognized in the third quarter of 2009; and (iv) our plans to continue to execute our established business strategy, including by--(a) building and leveraging our strong brands; (b) improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees; (c) continuing to strengthen our international business; (d) improving our operating profit margins and cash flow; and (e) improving our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2008 Annual Report on Form 10-K filed with the SEC in February 2009 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2009 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including difficulties, delays or the inability of the Company to: (i) achieve our financial performance objectives, including less than anticipated cost reductions or other benefits from the organizational restructuring and/or changes in the timing of our realizing such cost reductions; (ii) difficulties, delays, unanticipated costs or our inability to continue to execute our established business strategy and, over time, generate profitable net sales growth and/or sustainable positive free cash flow, such as due to less than effective new product development, less than expected acceptance of our new products by consumers and/or retail customers, less than expected acceptance of our brand communication by consumers and/or retail partners, less than expected levels of advertising and/or promotional activities for our new product launches, less than expected levels of execution with our retail partners, higher than expected costs and expenses, less than anticipated sales of our products as a result of consumer response to worldwide economic conditions, greater than expected volatility in the retail sales environment, more than anticipated product returns, as well as actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to global economic conditions or weakness in the category, retailer inventory management, retailer space reconfigurations and/or reductions in retailer display space, changes in consumer preferences, such as reduced demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes, higher than anticipated pension expense and/or cash contributions and/or a more than expected adverse impact on our financial results and/or financial condition arising from foreign currency fluctuations; (iii) higher than anticipated restructuring and related charges and/or changes in the expected timing of such charges; and (iv) difficulties, delays, unanticipated costs or our inability to continue to execute our established business strategy, such as (a) less than expected growth of our brands, such as due to less than effective new product development and/or less than expected acceptance of our new or existing products under our brands by consumers and/or retail customers, (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or improve our organizational capability through enabling and developing our employees, (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to improve our operating profit margins and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net sales	$321.8	$366.5	$625.1	$678.2
Cost of sales	120.6	124.5	231.6	237.6
Gross profit	201.2	242.0	393.5	440.6
Selling, general and administrative expenses	156.3	188.2	316.5	361.0
Restructuring costs and other, net	18.3	(5.4)	18.8	(11.6)

Operating income	26.6	59.2	58.2	91.2

Other expenses (income):
Interest expense	24.0	30.7	48.1	62.8
Interest income	(0.2)	-	(0.4)	(0.3)
Amortization of debt issuance costs	1.4	1.5	2.8	2.8
Gain on repurchases of debt	(0.5)	-	(7.5)	-
Foreign currency losses (gains), net	2.1	(1.2)	4.5	(5.5)
Miscellaneous, net	0.1	(0.2)	0.3	(0.1)
Other expenses, net	26.9	30.8	47.8	59.7

(Loss) income from continuing operations before income taxes	(0.3)	28.4	10.4	31.5
(Benefit) provision for income taxes	(0.2)	8.6	(2.2)	14.4
(Loss) income from continuing operations, net of taxes	(0.1)	19.8	12.6	17.1
Income from discontinued operations, net of taxes	0.3	0.1	0.3	0.3

Net income	$0.2	$19.9	$12.9	$17.4

Basic income (loss) per common share:
Continuing operations	(0.00)	0.39	0.24	0.33
Discontinued operations	0.01	0.00	0.01	0.01
Net income	$0.00	$0.39	$0.25	$0.34

Diluted income (loss) per common share:
Continuing operations	(0.00)	0.39	0.24	0.33
Discontinued operations	0.01	0.00	0.01	0.01
Net income	$0.00	$0.39	$0.25	$0.34

Weighted average number of common shares outstanding:
Basic	51,526,101	51,170,037	51,524,278	51,169,086
Diluted	51,526,101	51,232,983	51,533,896	51,211,724

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
ASSETS	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$27.2	$52.8
Trade receivables, net	184.0	169.9
Inventories	146.3	154.2
Prepaid expenses and other	56.6	51.6
Total current assets	414.1	428.5
Property, plant and equipment, net	110.4	112.8
Other assets	90.4	89.5
Goodwill, net	182.5	182.6
Total assets	$797.4	$813.4

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$0.8	$0.5
Current portion of long-term debt	16.7	18.9
Accounts payable	85.2	78.1
Accrued expenses and other	223.7	225.9
Total current liabilities	326.4	323.4
Long-term debt	1,157.7	1,203.2
Long-term debt - affiliates	107.0	107.0
Long-term pension and other post-retirement plan liabilities	213.8	223.7
Other long-term liabilities	66.6	68.9
Total stockholders' deficiency	(1,074.1)	(1,112.8)
Total liabilities and stockholders' deficiency	$797.4	$813.4

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Six Months Ended
	June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income	$12.9	$17.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Income from discontinued operations, net of income taxes	(0.3)	(0.3)
Depreciation and amortization	33.3	46.3
Amortization of debt discount	0.4	0.3
Stock compensation amortization	3.4	4.1
Gain on repurchase of debt	(7.5)	-
Gain on sale of certain assets including a non-core trademark	(1.6)	(12.7)
Change in assets and liabilities:
(Increase) decrease in trade receivables	(8.8)	10.0
Decrease (increase) in inventories	12.3	(13.8)
Increase in prepaid expenses and other current assets	(3.6)	(0.1)
Increase in accounts payable	5.8	9.3
Decrease in accrued expenses and other current liabilities	(18.6)	(17.4)
Purchase of permanent displays	(20.2)	(25.9)
Other, net	10.5	3.6
Net cash provided by operating activities	18.0	20.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5.8)	(8.1)
Proceeds from the sale of certain assets including a non-core trademark	2.3	9.3
Net cash (used in) provided by investing activities	(3.5)	1.2

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(0.3)	2.0
Borrowings (repayment) under the 2006 Revolving Credit Facility, net	1.5	(41.6)
Proceeds from the issuance of long-term debt - affiliates	-	170.0
Repayment of long-term debt	(41.6)	(167.4)
Payment of financing costs	(0.4)	(3.0)
Net cash used in financing activities	(40.8)	(40.0)

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash (used in) provided by operating activities of discontinued operations	(0.2)	2.1
Net cash used in financing activities of discontinued operations	-	(0.2)
Change in cash from discontinued operations	-	(1.9)
Net cash used in discontinued operations	(0.2)	-

Effect of exchange rate changes on cash and cash equivalents	0.9	0.5
Net decrease in cash and cash equivalents	(25.6)	(17.5)
Cash and cash equivalents at beginning of period	52.8	45.1
Cash and cash equivalents at end of period	$27.2	$27.6

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$51.1	$66.5
Income taxes, net of refunds	$7.8	$8.7

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$0.6	$0.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2009	2008
	(Unaudited)
Reconciliation to net income:

Net income	$0.2	$19.9
Income from discontinued operations, including gain
on disposal, net of taxes	0.3	0.1
(Loss) income from continuing operations	(0.1)	19.8

Interest expense, net	23.8	30.7
Amortization of debt issuance costs	1.4	1.5
Foreign currency losses (gains), net	2.1	(1.2)
Gain on repurchase of debt	(0.5)	-
Miscellaneous, net	0.1	(0.2)
(Benefit) provision for income taxes	(0.2)	8.6
Depreciation and amortization	16.4	22.1

Adjusted EBITDA	$43.0	$81.3

	Six Months Ended
	June 30,
	2009	2008
	(Unaudited)
Reconciliation to net income:

Net income	$12.9	$17.4
Income from discontinued operations, including gain
on disposal, net of taxes	0.3	0.3
Income from continuing operations	12.6	17.1

Interest expense, net	47.7	62.5
Amortization of debt issuance costs	2.8	2.8
Foreign currency losses (gains), net	4.5	(5.5)
Gain on repurchase of debt	(7.5)	-
Miscellaneous, net	0.3	(0.1)
(Benefit) provision for income taxes	(2.2)	14.4
Depreciation and amortization	33.9	47.6

Adjusted EBITDA	$92.1	$138.8

REVLON, INC. AND SUBSIDIARIES
UNAUDITED FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2009	2008
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Cash provided by operating activities	$0.7	$10.1

Less capital expenditures	(3.7)	(5.4)
Plus proceeds from the sale of certain assets and a non-core trademark	-	2.7

Free cash flow	$(3.0)	$7.4

	Six Months Ended
	June 30,
	2009	2008
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Cash provided by operating activities	$18.0	$20.8

Less capital expenditures	(5.8)	(8.1)
Plus proceeds from the sale of certain assets and a non-core trademark	2.3	9.3

Free cash flow	$14.5	$22.0

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Abbe F. Goldstein, CFA, 212-527-6465